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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JANUARY 23, 2001



                        LEAP WIRELESS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          DELAWARE                     0-29752                  33-0811062
(STATE OR OTHER JURISDICTION    (COMMISSION FILE NUMBER)     (I.R.S. EMPLOYER
      OF INCORPORATION)                                     IDENTIFICATION NO.)


   10307 PACIFIC CENTER COURT, SAN DIEGO, CALIFORNIA              92121
       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                 (ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (858) 882-6000


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      This Current Report on Form 8-K is filed by Leap Wireless International,
Inc., a Delaware corporation (the "Company"), in connection with the matters described herein.

ITEM 5.  OTHER EVENTS.

      On January 23, 2001, the Company announced that it had entered into a secured loan agreement with QUALCOMM Incorporated ("Qualcomm") under which Qualcomm will provide the Company up to approximately $125 million in financing to support the Company's acquisition of C-Block and F-Block wireless licenses in the Federal Communications Commission's (the "FCC's") recent broadband PCS auction. Under the terms of the agreement, Qualcomm expects to fund borrowings under the loan by the transfer to the Company of a $125 million auction discount voucher previously issued by the FCC to Qualcomm. The Company must repay the loan in a single payment of principal and accrued interest not later than five years after the date of the initial borrowing. The loan is subject to mandatory prepayments in certain circumstances. The loan bears interest at a variable rate depending on the collateral provided by the Company. The Company expects this rate to be at LIBOR plus 7.5%. As security for the loan, the Company has agreed to pledge the stock of subsidiaries holding wireless licenses acquired in the auction with an aggregate purchase price of at least 150% of the principal amount of the loan.

      On January 26, 2001, the Company announced that it was the high bidder on 22 wireless operating licenses covering approximately 22.4 million potential customers (1998 POPs) in the recent broadband PCS auction held by the FCC. The Company's high bids totaled $350 million. The largest markets in which the Company agreed to acquire wireless licenses are Columbus, Ohio; Providence, Rhode Island; and Houston and San Antonio, Texas. The Company was also the high bidder on wireless licenses covering: New London, Connecticut; Jacksonville and Melbourne, Florida; Columbus and Indianapolis, Indiana; Lexington and Louisville, Kentucky; Worcester, Massachusetts; Asheville, North Carolina; Las Cruces, New Mexico; Albany and Poughkeepsie, New York; Scranton, Pennsylvania; and Austin, Brownsville, Bryan, El Paso and McAllen, Texas. The transfer of these licenses to the Company remains subject to FCC approval. The Company cannot assure investors that FCC approval will be obtained.


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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: January 31, 2001               LEAP WIRELESS INTERNATIONAL, INC.



                                     By: /s/ JAMES E. HOFFMANN
                                         ------------------------------
                                         James E. Hoffmann
                                         Senior Vice President, General
                                         Counsel and Secretary